Exhibit 99.1

Applied DNA Reports Fiscal Third Quarter 2020 Financial Results

Company to Hold Conference Call and Webcast Today,
Thursday, August 6, 2020, at 4:30 PM EDT

STONY BROOK, N.Y. – August 6, 2020 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the "Company"), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing that enables in vitro diagnostics, pre-clinical nucleic acid-based therapeutic drug candidates, supply chain security, anti-counterfeiting and anti-theft technology, today announced consolidated financial results for the fiscal third quarter and the nine months ended June 30, 2020.

“We continued during the quarter to position the Company to serve the unmet and evolving needs for COVID-19 testing solutions and vaccine development,” said Dr. James A. Hayward, president and CEO of Applied DNA Sciences. “Upon the receipt of FDA Emergency Use Authorization (“EUA”) for our Linea™ COVID-19 diagnostic assay kit (for use with nasopharyngeal (NP) swab and anterior nasal swab (ANS) sample collections), we put into place the foundation of our COVID-19 diagnostics business: we established the requisite supply chains and inventory to support anticipated growth in assay kit demand; we formed a clinical lab subsidiary (Applied DNA Clinical Labs LLC) that, once certified by the State of New York, will offer testing as a service (“TaaS”) whose potential economics to us is more favorable than that of standalone kit sales; and we applied for amendments to our EUA to expand the addressable market for our kits and improve customer testing turnaround time and throughput. We are in the marketplace today with what we believe to be a highly sensitive and purpose-designed platform for the high-throughput workflows found at clinical diagnostic laboratories nationally. We are currently pursuing diagnostic kit contracts and, upon State certification, commercial testing contracts.”

Continued Dr. Hayward, “The U.S. is facing bottlenecks in testing capacity with supply shortages and testing backlogs at laboratories that, together with the spike in infection numbers in the southern and western parts of the country, suggests greater and long-term demand for testing. We believe we are well-positioned to deliver greater patient access to testing and increased market penetration in the coming quarters. The recent amendments to our EUA advance our go-to-market strategy significantly: they greatly enhance our opportunity for commercial kit sales by increasing the size of the installed base of RT-PCR systems upon which our kit can run and they enable the use of automated RNA extraction robotics at third-party labs and at Applied DNA Clinical Labs LLC, when licensed, to increase testing throughput.

“We have also recruited our first research sponsors who have funded the development of pooling models for the testing of asymptomatic patients (screening testing), which we will be presenting to FDA. We believe that our ability to sample for the virus using the less-invasive ANS will enhance compliance among students and asymptomatic individuals who may require multiple rounds of testing. Several academic institutions are contemplating COVID-19 safety programs based upon the use of our diagnostic kit to enhance the safety of students, faculty, and staff. We have recruited both internal and external sales infrastructures to drive demand for our diagnostic kit.”

Commenting on the development of the Company’s vaccine candidates co-developed with Takis S.R.L. and Evvivax S.R.L. (collectively, “Takis Biotech”), Dr. Hayward stated, “Tests on the linear DNA™ forms of our COVID-19 vaccine candidates provoked seroconversion in mouse models that are consistent with prior data from the plasmid forms of the vaccine candidates by Takis Biotech. Our results suggest that a low-dose vaccine could be potentially effective in providing protection while the T cell response suggests potential long-term persistence. We believe our results in animal models echo the effectiveness announced by some of the COVID-19 vaccines already in human trials. We have attracted the attention of ‘Big Pharma’ and are presently negotiating rights to novel delivery systems and funding for sophisticated toxicology screens done in collaboration with our partner Takis Biotech and their network of service partners.”

With regard to the Company’s non-biological business segment, Dr. Hayward said, “Our supply chain security segment felt the full brunt of COVID-19 in the fiscal third quarter that resulted in a further weakening of demand for tagging and related services across the global supply chain chains we serve. We remain focused on business-building in key industrial and regulated markets, including textiles, cannabis, personal care, nutraceuticals, and pharmaceuticals, ahead of the return of increased demand patterns.”

Concluded Dr. Hayward, “Looking ahead, we are focused on advancing our COVID-19 diagnostic kit and TaaS market strategy and progressing the development of the linear DNA™ forms of our vaccine candidates. To drive broader adoption of our kit by laboratories and to increase TaaS opportunities, we plan additional EUA amendments to further expand the base of RT-PCR systems relevant to our kit and to secure the ability to conduct asymptomatic screening testing, which we believe would confer onto us a potentially significant commercial advantage in the marketplace. We also await New York State certification of Applied DNA Clinical Labs LLC that would initiate commercial testing revenues.

“In the development of our vaccine candidates, we expect to launch of toxicology screens once funding is secured followed by higher animal studies before initiating human trials. We are recruiting industry partners to lead on the regulatory process and distribution with Applied DNA serving as the sole-source manufacturer globally. With our linear DNATM manufacturing platform, we are differentiated not only for our ability to manufacture any linear DNA™ form of a COVID-19 vaccine at extremely large scale, but also for our ability to react to any new variants of the virus with unrivaled speed.”

Recent Business Highlights:

COVID-19

LineaTM COVID-19 SARS-CoV-2 Assay Kit

On July 31, 2020, the Company announced that the U.S. Food and Drug Administration (FDA) had granted its second EUA amendment that increases the size of the installed base of RT-PCR systems upon which the Company’s diagnostic assay kit can run as well as the speed and throughput of the laboratory process, including RNA extraction, via a robotic platform. The EUA was granted to Applied DNA on May 13, 2020, and the first amendment to the EUA was granted on July 8, 2020.

The second amendment to the EUA: 1) extends the RT-PCR platform from the Applied Biosystems (ThermoFisher Scientific) QuantStudio™ Dx to include Applied Biosystems’ QuantStudio™ 5 Real-Time PCR system to analyze patient samples on the company’s Linea™ COVID-19 assay kit; and 2) authorized the use of the Hamilton STARlet robotic automation in conjunction with the Omega Bio-tek MagBind® viral RNA Express kit to speed the process of extracting viral RNA from specimens and drive greater testing throughput.

The scope of the EUA, as amended, is expressly limited to use consistent with the Instructions for Use by authorized laboratories, certified under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) to perform high complexity tests. The EUA will be effective until the declaration that circumstances exist justifying the authorization of the emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 is terminated or until the EUA’s prior termination or revocation. The diagnostic kit has not been FDA cleared or approved, and the EUA’s limited authorization is only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens.

Vaccine Candidates

On July 17, 2020, Applied DNA and its vaccine development partner, Takis Biotech, announced that linear DNA™ forms of COVID-19 vaccine candidates under development by Takis Biotech and manufactured by the Company yielded strong antibody and T-cell responses even at very low doses of linear DNA™.

The Company believes that linear DNA™ vaccines offer a broad array of potential advantages: stability during storage and shipment, the capacity to manufacture both centrally and locally across the globe, vaccine expression without apparent integration into the patient’s genome, the avoidance of antibiotics, no risk of transference of antibiotic-resistance genes, the avoidance of bacterial vectors, high purity and simplicity of production, and apparent high efficacy. Given the mutational proclivity of SARS-CoV-2, and the synthetic genomic design skills of Takis Biotech, the Company believes it could manufacture an improved linear DNA™ vaccine within weeks of obtaining the sequence of a mutant variant that dodged any future vaccines targeting then dominant variants.

Applied DNA Clinical Labs LLC (“ADCL”)

On July 9, 2020, the Company announced the formation of ADCL as a wholly-owned subsidiary dedicated to the commercial development of its tests in virology (for the detection of COVID-19) and in oncology (for the detection and enumeration of invasive Circulating Tumor Cells (iCTCs) in patients with cancer).

In forming ADCL, Applied DNA is executing on a strategy to expand its market reach through value-added services complementary to a growing portfolio of diagnostic assays attractive to a broader number of qualified labs.

Corporate

On June 26, 2020, the Company announced that it had joined the Russell Microcap® Index (the “Index”) following the conclusion of the 2020 Russell indexes annual reconstitution.

Fiscal Third Quarter 2020 Financial Results:

•	Revenues decreased 79% for the third quarter of fiscal 2020 to $432 thousand, compared with $2.1 million reported in the third quarter of fiscal 2019, and decreased 22% from the $552 thousand reported in the second fiscal quarter ended March 31, 2020. The decrease in year-over-year revenues was due primarily to a decrease in revenue from a licensing agreement in the cannabis industry of $1.0 million, as well as cannabis feasibility pilots of $137 thousand during the three months ended June 30, 2019. The decrease also relates to a decline in revenues of approximately $213 thousand from the government development contract award that expired during the second half of fiscal 2019. The remaining decrease related to a decline in product revenue as a result of lower textile and biopharmaceutical revenue.
•	Total operating expenses increased to $3.5 million for the third fiscal quarter of 2020, compared with $3.2 million in the prior fiscal year’s third quarter. This increase is primarily attributable to an increase in selling, general and administrative expenses of $182 thousand. This increase was the result of stock-based compensation expense. There was also an increase of approximately $95 thousand in research and development expenses, specifically as it relates to the development of our Linea COVID-19 diagnostic assay kit.
•	Net loss for the quarter ended June 30, 2020 was $3.3 million, or $0.72 per share, compared with a net loss of $1.5 million, or $1.55 per share, for the quarter ended June 30, 2019, and a net loss of $3.0 million, or $0.79 per share, for the quarter ended March 31, 2020.
•	Excluding non-cash expenses, Adjusted EBITDA was negative $2.8 million and a negative $1.2 million for the quarters ended June 30, 2020 and 2019, respectively. See below for information regarding non-GAAP measures.

Nine-Month Financial Highlights:

•

Revenues for the first nine months of fiscal 2020 totaled $1.6 million, a decrease of 56% from $3.7 million from the same period in the prior fiscal year. The decrease in revenues was due to a decline in revenue of approximately $613 thousand associated with the completion of a government contract award, which was completed during the second half of fiscal 2019, as well as decreases of approximately $1.2 million in cannabis due to a decline in licensing and feasibility projects year over year.

•	Operating expenses for the nine months ended June 30, 2020 decreased by $886 thousand or 9% for the same period last fiscal year. The decrease is primarily attributable to a decrease in stock-based compensation, consulting, travel and legal and professional fees, as well as a decrease in payroll of $273 thousand.
•	Net loss for the nine months ended June 30, 2020 was $8.9 million or $2.54 per share, compared with a net loss of $7.4 million or $8.46 per share for the nine months ended June 30, 2019.
•	Excluding non-cash expenses and interest, Adjusted EBITDA for the nine months ended June 30, 2020 was a negative $7.8 million as compared to a negative $6.1 million for the same period in the prior fiscal year. See below for information regarding non-GAAP measures.

Fiscal Third Quarter 2020 Conference Call Information

The Company will hold a conference call and webcast to discuss its fiscal third quarter-end 2020 results on Thursday, August 6, 2020 at 4:30 PM ET. To participate on the conference call, please follow the instructions below. While every attempt will be made to answer investors’ questions on the Q&A portion of the call, due to the large number of expected participants, not all questions may be answered.

To Participate:

•	Participant Toll Free:1-844-887-9402
•	Participant Toll: 1-412-317-6798
•	Please ask to be joined to the Applied DNA Sciences call

Live webcast: https://services.choruscall.com/links/apdn200806.html

Replay (available 1 hour following the conclusion of the live call through August 3, 2020):

•	Participant Toll Free: 1-877-344-7529
•	Participant Toll: 1-412-317-0088
•	Participant Passcode: 10146786

Webcast replay: https://services.choruscall.com/links/apdn200806.html

For those investors unable to attend the live call, a copy of management’s PowerPoint presentation will be available for review under ‘IR Calendar’ portion of the Company’s Investors web site: https://adnas.com/molecular-based-security/investors/

Information about Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our condensed consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information presented in accordance with GAAP. We use this non-GAAP financial measure for internal financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash expenses that may not be indicative of our recurring operating results. We believe this non-GAAP financial measure is useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

“EBITDA”- is defined as earnings (loss) before interest expense, income tax expense and depreciation and amortization expense.

“Adjusted EBITDA”- is defined as EBITDA adjusted to exclude (i) stock-based compensation and (ii) other non-cash expenses.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and pre-clinical nucleic acid-based therapeutic drug candidates.

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.

The Company’s common stock is listed on NASDAQ under ticker symbol ‘APDN’, and its publicly traded warrants are listed on OTC under ticker symbol ‘APPDW’.

Applied DNA is a member of the Russell Microcap® Index.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to the possibility of a failure to make timely payment on its outstanding secured convertible notes and resulting enforcement by noteholders of remedies on collateral which includes substantially all of Applied DNA’s assets, its history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s or its partners vaccine candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, the unknown ability to manufacture the vaccine candidates in large quantities, the fact that the safety and efficacy of the vaccine candidates has not yet been established, the unknown ability of the vaccine candidates to generate revenue or profit for Applied DNA, the fact that there has never been a commercial drug product utilizing PCR-produced DNA technology approved for therapeutic use, the unknown outcome of any applications or requests to U.S. FDA or equivalent foreign regulatory agencies, disruptions in the supply of raw materials and supplies, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 12, 2019, as amended on December 16, 2019 and on January 27, 2020, and our subsequent quarterly reports on Form 10-Q filed on February 6, 2020, May 14, 2020 and August 6, 2020, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, 917.733.5573, Applied DNA Sciences, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

Financial Tables Follow

APPLIED DNA SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	September 30, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,924,968	$558,988
Accounts receivable, net of allowance of $26,131 at June 30, 2020 and $4,500 at September 30, 2019, respectively	231,192	839,951
Inventories	444,640	142,629
Prepaid expenses and other current assets	554,693	604,740
Total current assets	12,155,493	2,146,308

Property and equipment, net	750,532	226,221

Other assets:
Deferred offering costs	-	109,698
Deposits	95,027	62,351
Goodwill	285,386	285,386

Intangible assets, net	688,594	734,771
Total Assets	$13,975,032	$3,564,735

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities (including related party of $27,097 at June 30, 2020)	$1,640,552	$1,616,997
Promissory notes payable-current portion	376,351	-
Deferred revenue	431,214	628,993
Total current liabilities	2,448,117	2,245,990

Long term accrued liabilities	785,435	621,970
Promissory notes payable-long term portion	470,438	-
Secured convertible notes payable, related party. net of debt issuance costs	1,492,292	1,442,497
Secured convertible notes payable, recorded at fair value	-	102,777
Total liabilities	5,196,282	4,413,234

Commitments and contingencies

Applied DNA Sciences, Inc. Stockholders’ Equity (Deficit) :
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of June 30, 2020 and September 30, 2019, respectively	-	-
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2020 and September 30, 2019, respectively	-	-
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2020 and September 30, 2019, respectively	-	-

Common stock, par value $0.001 per share; 500,000,000 shares authorized; 4,968,197 and 1,207,993 shares issued and outstanding as of June 30, 2020 and September 30, 2019, respectively	4,969	1,208
Additional paid in capital	274,493,010	255,962,922
Accumulated deficit	(265,712,717)	(256,805,589)
Applied DNA Sciences, Inc. stockholders’ equity (deficit):	8,785,262	(841,459)
Noncontrolling interest	(6,512)	(7,040)
Total equity (deficit)	8,778,750	(848,499)

Total liabilities and equity (deficit)	$13,975,032	$3,564,735

APPLIED DNA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Revenues:

Product	56,911	$392,599	492,582	$885,736
Service	374,605	1,660,858	1,124,926	$2,830,511
Total revenues	431,516	2,053,457	1,617,508	3,716,247

Cost of revenues	154,804	270,883	566,417	557,508

Operating expenses:
Selling, general and administrative	2,589,042	2,407,223	7,247,999	8,018,516
Research and development	814,599	719,668	2,082,043	2,080,610
Depreciation and amortization	61,865	87,315	203,469	320,039

Total operating expenses	3,465,506	3,214,206	9,533,511	10,419,165

LOSS FROM OPERATIONS	(3,188,794)	(1,431,632)	(8,482,420)	(7,260,426)

Other (expense) income:
Interest expense (including related parties interest of $26,267 and $75,577 for the three and six months ended June 30, 2019, respectively)	(28,624)	(38,177)	(86,811)	(107,206)
Other expense, net	(72,694)	(8,102)	(334,527)	(31,356)

Loss before provision for income taxes	(3,290,112)	(1,477,911)	(8,903,758)	(7,398,988)

Provision for income taxes	-	-	-	-

NET LOSS	(3,290,112)	(1,477,911)	(8,903,758)	(7,398,988)
Less: Net loss (income) attributable to noncontrolling interest	662	-	(528)	-
NET LOSS attributable to Applied DNA Sciences, Inc.	(3,289,450)	(1,477,911)	(8,904,286)	(7,398,988)
Deemed dividend related to warrant modifications	-	-	2,842	-
NET LOSS applicable to common stockholders	$(3,289,450)	$(1,477,911)	$(8,907,128)	$(7,398,988)

Net loss per share applicable to common stockholders-basic and diluted	$(0.72)	$(1.55)	$(2.54)	$(8.46)

Weighted average shares outstanding-basic and diluted	4,577,997	952,835	3,512,149	874,272

APPLIED DNA SCIENCES, INC.

CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

Calculation and Reconciliation of Consolidated Adjusted EBITDA:

	Three Month Period Ended
	June 30,
	2020	2019	% ∆
Net Loss	$(3,290,112)	$(1,477,911)
Interest expense (income), net	28,624	38,177
Depreciation and amortization	61,865	87,315
Stock based compensation expense (income)	364,819	154,304
Bad debt expense	21,880	-
Total non-cash items	477,188	279,796
Consolidated Adjusted EBITDA (loss)	$(2,812,924)	$(1,198,115)	135%

	Nine Month Period Ended
	June 30,
	2020	2019	% ∆
Net Loss	$(8,903,758)	$(7,398,988)
Interest expense (income), net	86,811	107,206
Depreciation and amortization	203,469	320,039
Stock based compensation expense	797,577	911,642
Bad debt expense	21,880	(8,633)
Total non-cash items	1,109,737	1,330,254
Consolidated Adjusted EBITDA (loss)	$(7,794,021)	$(6,068,734)	28%